UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 24, 2019

Uniti Group Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-36708	46-5230630
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10802 Executive Center Drive Benton Building Suite 300 Little Rock, Arkansas	72211
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (501) 850-0820

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	UNIT	The NASDAQ Global Select Market

Item 1.01 Entry Into a Material Definitive Agreement

On June 24, 2019, Uniti Group Inc. (the “Company”) entered into an amendment (the “Amendment”) to its credit agreement dated as of April 24, 2015, as amended and supplemented through the date hereof (the “Credit Agreement”), by and among Uniti Group LP, Uniti Group Finance Inc., CSL Capital, LLC, the guarantors party thereto, Bank of America, N.A., as administrative agent, and the other lenders party thereto, including affiliates of the initial purchasers involved in the offering of Exchangeable Senior Notes described below. The Credit Agreement includes a $750 million revolving credit facility (the “Revolving Credit Facility”), the commitments for which are scheduled to mature on April 24, 2020, and a $2.14 billion term loan that matures on October 24, 2022. Borrowings under the Revolving Credit Facility total $749.0 million as of March 31, 2019. Pursuant to the Amendment, we will extend the maturity date of $575.9 million of commitments under the Revolving Credit Facility to April 24, 2022 (the “Extended Revolving Credit Facility”) and pay down approximately $101.6 million of outstanding revolving loans and terminate the related commitments. The remaining commitments of approximately $72.4 million will continue to mature on April 25, 2020. The Amendment will increase the applicable margin for base rate loans under the Extended Revolving Credit Facility to a range of 2.75% to 3.25% and for Eurodollar rate loans under the Extended Revolving Credit Facility to a range of 3.75% to 4.25%, calculated in a customary manner and determined based on our consolidated secured leverage ratio. The Amendment has become effective, but the operative provisions thereof will not become effective unless and until, on or prior to September 15, 2019, we have cash sufficient to repay approximately $101.6 million under the Extended Revolving Credit Facility and repay such amount immediately following the effectiveness of such operative provisions. The Company intends to use a portion of the net proceeds from the offering of the Exchangeable Senior Notes described below to make the approximately $101.6 million repayment in connection with the effectiveness of the operative provisions of the Amendment.

The foregoing description of the Amendment is qualified in its entirety by reference to the Amendment, a copy of which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 8.01 Other Events

Exchangeable Notes Offering

On June 24, 2019, the Company issued a press release announcing the offering of $300 million aggregate principal amount of exchangeable senior notes due 2024 (the “Exchangeable Senior Notes”) by its subsidiary, Uniti Fiber Holdings Inc. (the “Issuer”), which will be guaranteed by the Company and each of the Company’s subsidiaries (other than the Issuer) that is an issuer, obligor or guarantor under its existing senior notes. The offering of the Exchangeable Senior Notes is subject to market and other conditions. The Exchangeable Senior Notes will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from registration under the Securities Act or any applicable state securities laws. The Exchangeable Senior Notes will be offered only to persons reasonably believed to be qualified institutional buyers under Rule 144A under the Securities Act. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
10.1	Amendment No. 5 to the Credit Agreement, dated as of June 24, 2019, among Uniti Group LP, Uniti Group Finance Inc. and CSL Capital, LLC, as borrowers, the guarantors party thereto, the lenders party thereto, and Bank of America, N.A., as administrative agent and collateral agent.
99.1	Press release dated June 24, 2019

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 24, 2019	UNITI GROUP INC.

	By:	/s/ Daniel L. Heard
		Name:	Daniel L. Heard
		Title:	Executive Vice President — General Counsel and Secretary